EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT or	Investor Relations Counsel
Mitchell Binder	Lena Cati
President & Chief Executive Officer	212-836-9611
631-435-8300	The Equity Group Inc.

ORBIT INTERNATIONAL CORP. REPORTS 2013 THIRD QUARTER RESULTS

Board Approves Share Buyback Program

Hauppauge, New York, November 7, 2013 - Orbit International Corp. (NASDAQ:ORBT) today announced results for the third quarter and nine months ended September 30, 2013.

Third Quarter 2013 vs. Third Quarter 2012
•	Net sales were $6,109,000, as compared to $7,864,000;
•	Gross margin was 38.7%, as compared to 38.9%;
•	Net income was $127,000 ($0.03 per diluted share), as compared to $763,000 ($0.17 per diluted share); and,
•	Earnings before interest, taxes, depreciation and amortization, and stock based compensation (EBITDA, as adjusted) was $245,000 ($0.06 per diluted share), as compared to $926,000 ($0.20 per diluted share).

Nine Months 2013 vs. Nine Months 2012
•	Net sales were $19,031,000, as compared to $21,535,000;
•	Gross margin was 38.6%, as compared to 38.4%;
•	Net income was $156,000 ($0.03 per diluted share), as compared to net loss of $413,000 ($0.09 loss per share). The net loss for the 2012 nine month period included a non-recurring charge of $1,194,000 in connection with employment contract provisions of a departing senior officer. Excluding this charge, net income for the 2012 nine month period was $781,000 ($0.17 per diluted share);
•	EBITDA, as adjusted, was $548,000 ($0.12 per diluted share), as compared to $171,000 ($0.04 per diluted share). Excluding the employment contract provision-related charge, EBITDA, as adjusted, for the 2012 nine month period was $1,365,000 ($0.29 per diluted share); and,
•	Backlog at September 30, 2013 was $12.7 million as compared to $13.6 million at June 30, 2013 and $17.1 million at September 30, 2012.

Mitchell Binder, President & Chief Executive Officer, stated, “Our operating performance for the 2013 third quarter continued to be affected by contract delays due to military budget uncertainty and funding reductions related to sequestration. Several of the follow-on orders for our legacy programs, which we expected to receive in late 2012 or early 2013, were only recently awarded to us. These contract delays affected our delivery schedules and resulted in lower net sales.”

Mr. Binder continued, “Our net sales for the 2013 third quarter declined mainly as a result of lower sales at our Orbit Instrument Division and ICS subsidiary. Despite the 22.3% reduction in sales for the quarter, gross margin only slightly decreased due to cost cutting measures taken since mid-2012 and due to a better product mix particularly as a result of lower material consumption at our Orbit Instrument Division and TDL subsidiary. Additionally, due to cost cutting measures, selling general and administrative (SG&A) expenses for the current third quarter were slightly below SG&A expenses for the same quarter of 2012, and also 5% and 12% below SG&A expenses for the second and first quarters of 2013, respectively.”

Mr. Binder continued, “Due to current market conditions, our bid and proposal activity is currently below historical levels. Backlog at September 30, 2013 was $12.7 million as compared to $13.6 million at June 30, 2013, and $14.7 million at March 31, 2013. We received several awards prior to quarter end and shortly thereafter for legacy programs, all of which were expected earlier in 2013. We expect additional orders for legacy hardware to be released in the near future and expect that the shortfall in new awards during 2013 will be added into future awards.”

Mr. Binder added, “As previously announced, in 2014 we expect to realize annualized savings of approximately $2 million following the consolidation of all production, engineering and administrative functions currently performed at our Quakertown, PA facility, into our Hauppauge, NY facility. This consolidation should be completed before June 30, 2014 and is expected to reduce labor and overhead costs and further improve our margins. Most importantly, following the consolidation, our Hauppauge facility will have sufficient capacity to support future growth without any significant facility investment.”

Mr. Binder continued, “Contract delays should again impact our operating performance for the 2013 fourth quarter, which is expected to be comparable to our current third quarter performance. However, based on the delivery schedules of the orders recently awarded, and cost cutting measures taken over the past year, we expect 2014 quarterly operating performance to improve when compared to the comparable prior year periods.”

David Goldman, Chief Financial Officer, noted, “Our financial condition remains strong. At September 30, 2013, total current assets were approximately $18.9 million versus total current liabilities of approximately $1.9 million for a 9.8 to 1 current ratio. Cash, cash equivalents and marketable securities as of September 30, 2013, aggregated approximately $1.8 million. To offset federal and state taxes resulting from profits, we have approximately $6 million in both federal and state net operating loss carryforwards available, which should enhance future cash flow.”

Mr. Binder concluded, “We continue to use the cash generated by our operations to pay down our debt. In addition, since January 1, 2012, we have repurchased in excess of 311,000 of our shares in the marketplace at an average price of $3.57. Our stock continues to trade below tangible book value which at September 30, 2013 was $3.92 per share as compared to $3.88 at June 30, 2013. Due to our continued confidence that our legacy business remains intact and the expected positive impact of our cost cutting measures, particularly the consolidation of our Hauppauge and Quakertown operations, we believe we will continue to generate cash from our operations in 2014 which should enable us to continue to improve our balance sheet. Furthermore, our Board of Directors has authorized the repurchase of up to $400,000 of our outstanding common stock in open market or through private transactions. We believe this stock repurchase program, at current market prices, to be an excellent use of our cash.”

Conference Call
The Company will hold a conference call for investors today, November 7, 2013, at 11:00 a.m. ET. Interested parties may participate in the call by dialing (201) 493-6744; please call in 10 minutes before the conference call is scheduled to begin and ask for the Orbit International conference call. After opening remarks, there will be a question and answer period. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.orbitintl.com and click on the Investor Relations section. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Orbit’s website. We suggest listeners use Microsoft Explorer as their browser.

Orbit International Corp., through its Electronics Group, is involved in the manufacture of customized electronic components and subsystems for military and nonmilitary government applications through its production facilities in Hauppauge, New York, and Quakertown, Pennsylvania; and designs and manufactures combat systems and gun weapons systems, provides system integration and integrated logistics support and documentation control at its facilities in Louisville, Kentucky. The Power Group, through its Behlman Electronics, Inc. subsidiary, manufactures and sells high quality commercial power units, AC power sources, frequency converters, uninterruptible power supplies and inverters. The Behlman COTS division designs, manufactures and sells highly reliable power units for industrial and military applications.

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company including, statements regarding our expectations of Orbit’s operating plans, deliveries under contracts and strategies generally; statements regarding our expectations of the performance of our business; expectations regarding costs and revenues, future operating results, additional orders, future business opportunities and continued growth, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although Orbit believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond Orbit International's ability to control or predict. Important factors that may cause actual results to differ materially and that could impact Orbit International and the statements contained in this news release can be found in Orbit's filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K, annual reports on Form 10-K and its other periodic reports. For forward-looking statements in this news release, Orbit claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Orbit assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

(See Accompanying Tables)

Orbit International Corp.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net sales	$6,109	$7,864	$19,031	$21,535

Cost of sales	3,743	4,805	11,677	13,255

Gross profit	2,366	3,059	7,354	8,280

Selling general and administrative expenses	2,233	2,255	7,119	7,427

Costs related to non-renewal of chief operating officer contract	-	-	-	1,194

Interest expense	14	31	46	101

Investment and other (income)	(6)	(5)	(11)	(102)

Income (loss) before taxes	125	778	200	(340)

Income tax (benefit) provision	(2)	15	44	73

Net income (loss)	$127	$763	$156	$(413)

Basic earnings (loss) per share	$0.03	$0.17	$0.04	$(0.09)

Diluted earnings (loss) per share	$0.03	$0.17	$0.03	$(0.09)

Weighted average number of shares outstanding:
Basic	4,412	4,551	4,448	4,616
Diluted	4,450	4,571	4,482	4,616

Orbit International Corp.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

EBITDA (as adjusted) Reconciliation
Net income (loss)	$127	$763	$156	$(413)
Interest expense	14	31	46	101
Tax (benefit) expense	(2)	15	44	73
Depreciation and amortization	78	73	218	214
Stock based compensation	28	44	84	196
EBITDA (as adjusted) (1)	$245	$926	$548	$171

EBITDA (as adjusted) Per Diluted Share Reconciliation
Net income (loss)	$0.03	$0.17	$0.03	$(0.09)
Interest expense	0.00	0.01	0.01	0.02
Tax (benefit) expense	(0.00)	0.00	0.01	0.02
Depreciation and amortization	0.02	0.01	0.05	0.05
Stock based compensation	0.01	0.01	0.02	0.04
EBITDA (as adjusted) per diluted share (1)	$0.06	$0.20	$0.12	$0.04

(1) The EBITDA (as adjusted) tables presented are not determined in accordance with accounting principles generally accepted in the United States of America. Management uses EBITDA (as adjusted) to evaluate the operating performance of its business. It is also used, at times, by some investors, securities analysts and others to evaluate companies and make informed business decisions. EBITDA (as adjusted) is also a useful indicator of the income generated to service debt. EBITDA (as adjusted) is not a complete measure of an entity's profitability because it does not include costs and expenses for interest, depreciation and amortization, income taxes and stock based compensation. EBITDA (as adjusted) as presented herein may not be comparable to similarly named measures reported by other companies.

	Nine Months Ended September 30,
Reconciliation of EBITDA (as adjusted) to cash flows provided by (used in) operating activities (1)	2013	2012

EBITDA (as adjusted)	$548	$171
Interest expense	(46)	(101)
Income tax (benefit) expense	(44)	(73)
Bond premium amortization	9	2
Gain on sale of marketable securities	(2)	-
Net change in operating assets and liabilities	2,172	(836)
Cash flows provided by (used in) operating activities	$2,637	$(837)

Orbit International Corp.
Consolidated Balance Sheets

	September 30, 2013 (unaudited)	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$1,593,000	$610,000
Investments in marketable securities	248,000	251,000
Accounts receivable, less allowance for doubtful accounts	4,130,000	5,372,000
Inventories	12,287,000	13,271,000
Costs and estimated earnings in excess of billings on uncompleted contracts	-	875,000
Deferred tax asset	331,000	447,000
Other current assets	326,000	252,000

Total current assets	18,915,000	21,078,000

Property and equipment, net	1,116,000	1,099,000
Goodwill	868,000	868,000
Deferred tax asset	1,918,000	1,806,000
Other assets	76,000	125,000

Total assets	$22,893,000	$24,976,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long term debt	$17,000	$33,000
Notes payable-bank	-	3,324,000
Accounts payable	571,000	741,000
Liability associated with non-renewal of senior officer contract	42,000	661,000
Accrued expenses	1,149,000	1,294,000
Income taxes payable	9,000	2,000
Customer advances	140,000	88,000

Total current liabilities	1,928,000	6,143,000

Liability associated with non-renewal of senior officer contract, net of current portion	12,000	41,000
Long-term debt, net of current portion	-	8,000
Note payable-bank	2,250,000	-

Total liabilities	4,190,000	6,192,000

Stockholders’ Equity
Common stock	523,000	510,000
Additional paid-in capital	22,797,000	22,726,000
Treasury stock	(2,025,000)	(1,700,000)
Accumulated other comprehensive gain (loss)	1,000	(3,000)
Accumulated deficit	(2,593,000)	(2,749,000)

Stockholders’ equity	18,703,000	18,784,000

Total liabilities and stockholders’ equity	$22,893,000	$24,976,000